TO: All Employees, Officers and Directors

FROM: Edward E. Cohen, Chief Executive Officer

DATE: October 23, 2007

RE: Transactions in Company Securities - Our Amended and Restated Pre-Clearance Procedures and Blackout Periods

_____________________________________________________________________________

Our board of directors has adopted an insider trading policy for Atlas Energy Resources, LLC (the "Company") and for its manager, Atlas Energy Management, Inc. (the "Manager"). The policy is described in a memorandum to all employees, officers and directors dated as of December 12, 2006 (the "Insider Trading Policy Memorandum"). At the same time that the board adopted the insider trading policy, the board adopted new procedures governing transactions in the Company securities by all employees, officers and directors of the Company and the Manager. On October 23, 2007, the board adopted an amendment to the procedures governing transactions in Company securities. This memorandum describes the procedures.

Pre-clearance Procedures

To help prevent inadvertent violations of the federal securities laws, to avoid even the appearance of trading on inside information and to permit the Company to assist with any filings that may be necessary, employees, officers and directors of the Company and the Manager (together with their family members who reside with them, anyone else who lives in their household, and any family members who do not live in their household but whose transactions in the Company securities are directed by them or are subject to their influence or control) may not engage in any transaction in the Company securities (including a gift, contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction from the Company's counsel, or in such counsel's absence, from such person designated by the CEO of the Company. A request for pre-clearance should be submitted to the Company's counsel at least 3 business days in advance of the proposed transaction. The Company's counsel is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The Company's counsel will consult with the Company's CEO or the CEO's designee regarding whether the CEO or such designee, as the case may be, is aware of the existence of any material nonpublic information concerning the Company or whether there is any other reason why the trade should not be permitted prior to approving any trade.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Company's counsel. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a blackout period, described in the next section of this memorandum. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

In addition, no pre-clearance is necessary with respect to exercises of awards granted pursuant to the Company's Long-Term Incentive Plan, to which the Company's insider trading policy does not apply as described in the Insider Trading Policy Memorandum. If the Company adopts a stock option plan or 401(k) plan, no pre-clearance will be necessary with respect to exercises of employee stock options or purchases of the Company securities in the 401(k) plan.

Blackout Periods

Quarterly Blackout Periods. Projections of quarterly earnings developed by the Company may be considered material nonpublic information and the Company's announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company's securities. The Company usually develops these projections in connection with the declaration of the Company's quarterly dividend during the last month of a particular fiscal quarter. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of the Company's projected or actual quarterly financial results generally will not be pre-cleared to trade in the Company's securities during the period beginning on the 15th day of the last month of the Company's fiscal quarter and ending after the second full business day following the Company's issuance of its quarterly earnings release for such quarter. All employees, officers and directors of the Company and the Manager are subject to these quarterly blackout periods.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Pension Fund Blackout Periods. To the extent required by Section 306 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), directors and executive officers will be prohibited from engaging in any transaction in the Company's equity securities during any pension fund or retirement fund "blackout period" (as defined in the Sarbanes-Oxley Act) with respect to such equity security if such director or executive officer acquires the equity security in connection with his or her service or employment with the Company or the Manager.

Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, all employees, officers and directors of the Company and the Manager may not trade in the Company's securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company's securities during an event-specific blackout, the Company's counsel will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Company's counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Hardship Exceptions. A person who is subject to a quarterly blackout period and who has an unexpected and urgent need to sell Company securities in order to generate cash may, in appropriate circumstances, be permitted to sell the Company's securities even during the blackout period. Hardship exceptions may be granted only by the Company's counsel with the approval of the audit committee of the board of directors and must be requested at least 3 business days in advance of the proposed trade. A hardship exception may be granted only if the Company's counsel and the audit committee of the board of directors conclude that the Company's dividend and earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Post-Termination Transactions. If you are aware of material nonpublic information when you terminate service as a director, officer or other employee of the Company or the Manager, you may not trade in the Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this memorandum will cease to apply to your transactions in Company securities upon the expiration of any "blackout period" that is applicable to your transactions at the time of your termination of service.

Assistance. Any person who has a question about this memorandum or its application to any proposed transaction may obtain additional guidance from the Company's counsel.

Certificate. All employees, officers and directors of the Company and the Manager must certify their understanding of and intent to comply with the Company's insider trading policy, including the procedures set forth in this memorandum. A copy of the certificate that all employees, officers and directors of the Company and the Manager must sign is enclosed with this memorandum.

CERTIFICATE

(To Be Signed By All Employees, Officers and Directors)

I certify that:

1.   I have read and understand the Company's Memoranda dated as of October 23, 2007, entitled "Statement of Our Policy Regarding Securities Trades By Personnel of Atlas Energy Resources, LLC (the "Company") and Atlas Energy Management, Inc. (the "Manager") and "Transactions in Company Securities - Our Amended and Restated Pre-Clearance Procedures and Blackout Periods" (collectively, the "insider trading policy"). I understand that the Company's counsel is available to answer any questions I have regarding the insider trading policy.

2.   Since the date the insider trading policy became effective on December 12, 2006, or such shorter period of time that I have been an employee, officer or director of the Company or the Manager, I have complied with the insider trading policy.

3.   I will continue to comply with the insider trading policy for as long as I am subject to the policy.

Signature:_______________________

Date:___________________________

Print name:_______________________